Exhibit g

Form of Reinsurance Contract

AUTOMATIC AND FACULTATIVE YEARLY RENEWABLE TERM AGREEMENT

between

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Springfield, Massachusetts

(hereinafter called the CEDING COMPANY)

and

“                                                 ”

(hereinafter called the REINSURER)

This Agreement is Effective

TABLE OF CONTENTS

ARTICLE		PAGE
I	AUTOMATIC COVERAGE	5

II	FACULTATIVE PROVISIONS	6

III	YEARLY RENEWABLE TERM PREMIUMS	7

IV	SELF ADMINISTRATION	8

V	DAC TAX REGULATIONS	10

VI	ERRORS AND OMISSIONS	12

VII	EXPENSE OF ORIGINAL CERTIFICATE	13

VIII	CHANGES IN RETENTION AND PARTICIPATION PERCENTAGE	14

IX	TERMINATIONS AND REDUCTIONS	15

X	REINSTATEMENT, EXCHANGES, EXTENDED TERM AND REDUCED PAID-UP INSURANCE	16

XI	LIABILITY	18

XII	CLAIMS	19

XIII	ARBITRATION	20

XIV	INSOLVENCY	22

XV	RIGHT TO INSPECT	23

XVI	DURATION OF AGREEMENT	24

XVII	BACKDATING CERTIFICATES	25

XVIII	EXECUTION OF AGREEMENT	26

Reinsurance required by the CEDING COMPANY will be assumed by the Reinsurer as described in the terms of this Agreement.

This reinsurance agreement constitutes the entire agreement between the parties with respect to the business being reinsured hereunder and there are no understandings between the parties other than as expressed in this agreement.

Any change or modification to this agreement is null and void unless made by written amendment to this agreement and signed by both parties.

ARTICLE I

AUTOMATIC COVERAGE

A.	New Business and Exchanges

Reinsurance hereunder will be ceded automatically by the CEDING COMPANY as shown in Exhibit D.

The CEDING COMPANY will cede and the REINSURER will automatically accept reinsurance on a first dollar quota share basis if all of the following conditions are met for each life:

1.	The CEDING COMPANY has retained the Percentage of Participation listed in Exhibit D up to the maximum limit of retention listed in Exhibit A.

2.	The amount does not exceed the automatic binding limits shown in Exhibit D.

3.	The amount per issue does not exceed the Issue Limit shown in Exhibit D.

4.	If the certificates are issued on a guaranteed issue basis they must meet the parameters listed in Exhibit G.

5.	The plans and riders are listed in Exhibit B.

6.	The risk is a resident of the United States, Canada, Puerto Rico or Guam or qualifies under the Guaranteed Issue Guidelines listed in Exhibit G.

B.	Inforce Business

Inforce reinsurance hereunder will be ceded automatically by the CEDING COMPANY in accordance with the Inforce Participation Percentage as shown in Exhibit D.

The CEDING COMPANY will cede and the REINSURER will automatically accept reinsurance on a first dollar quota share basis if all of the following conditions are met for each life:

1.	The CEDING COMPANY has retained the Percentage of Participation listed in Exhibit D up to the maximum limit of retention listed in Exhibit A.

2.	The plans and riders are listed in Exhibit B.

3.	The risk is a resident of the United States, Canada, Puerto Rico or Guam or qualifies under the Guaranteed Issue Guidelines listed in Exhibit G.

ARTICLE II

FACULTATIVE PROVISIONS

A.	The CEDING COMPANY will have the option to submit any group or case facultatively which it does not wish to cede automatically or which it may not cede automatically under the provisions of Article I.

B.	The CEDING COMPANY will send copies of all information pertinent to the insurability of the risk. The CEDING COMPANY will also notify the REINSURER of any additional information requested or received after the initial request for reinsurance is made.

C.	The CEDING COMPANY will complete a GUL Facultative Submission Form (Exhibit H) and submit it to the REINSURER for its consideration.

D.	On a timely basis, the REINSURER will submit a written decision. In no case will the REINSURER’S offer on facultative submissions be open after days have elapsed from the date of the REINSURER’S offer to participate in the risk. Acceptance of the offer and issue of the certificate according to the rules of the CEDING COMPANY must occur within days of the final reinsurance offer. Unless the REINSURER explicitly states in writing that the final offer is extended, the offer will be automatically withdrawn at the end of day .

E.	The REINSURER will not be liable for proceeds paid under the CEDING COMPANY’S conditional receipt or temporary insurance agreement for risks submitted on a facultative basis.

ARTICLE III

YEARLY RENEWABLE TERM PREMIUMS

A.	Plans of insurance listed in Exhibit B will be reinsured on a yearly renewable term basis. The mortality risk shall be the net amount at risk on that portion of the certificate which is reinsured with the REINSURER.

B.	Reinsurance premiums will be based on the rates described in Exhibit C.

C.	There will be no premium tax reimbursement.

ARTICLE IV

SELF ADMINISTRATION

A.	The CEDING COMPANY will administer the records for the reinsurance ceded to the REINSURER under this agreement. The CEDING COMPANY will furnish monthly statements to the REINSURER which contain the following information:

1.	A list of all premiums due for the current month, identifying each certificate and explaining the reasons for each premium payment.

2.	Premium subtotals adequate for the REINSURER to use for its premium accounting including first year, renewal year, automatic and facultative totals.

3.	New business, terminations and changes for the current month will be identified on the billing report. For new business and changes, the CEDING COMPANY must identify the reinsurance agreement and provide information adequate for the REINSURER to establish reserves, check retention limits and check premium calculations.

4.	Totals for inforce, new business, changes and each type of termination, as of the end of the month. “Totals” refer to the number of certificates reinsured and the net amount at risk reinsured. See sample Certificate Exhibit in Exhibit F.

In addition, the CEDING COMPANY must provide the REINSURER with an inforce listing of reinsured business at least once a year. This inforce listing must contain information adequate for the REINSURER to audit its inforce records. (See Exhibit E.)

B.	If the CEDING COMPANY chooses to report its reinsurance transactions via electronic media, the CEDING COMPANY shall consult with the REINSURER to determine the appropriate reporting format. Should the CEDING COMPANY subsequently desire to make changes in the data format or the code structure, the CEDING COMPANY shall communicate such changes to the REINSURER prior to the use of such changes in reports to the REINSURER.

C.	The monthly statements shall be furnished to the REINSURER within sixty days following the close of each month and will be accompanied by payment of any net amount due the REINSURER. All premiums not paid within ( ) days of the due date, defined as each certificate’s 12-month anniversary, will be in default.

D.	Premiums are payable annually in advance on a variable net risk method.

E.	The REINSURER reserves the right to charge interest at the Prime Rate plus % as stated in the Wall Street Journal on January 1 prior to the due date of the premium from the date when:

1.	Renewal premiums are not paid within ( ) days of the due date.

2.	Premiums for new business are not paid within ( ) days of the date the certificate is issued.

F.	The REINSURER will have the right to terminate this Agreement for those certificates where premiums are in default by giving ( ) days written notice of termination to the CEDING COMPANY. As of the close of the last day of this ( ) day notice period, the REINSURER’S liability for all risks for which premiums are in default which are reinsured under this agreement will terminate. The first day of the ( ) day notice of the termination period, resulting from default as described in Section C of this Article, will be the day the notice is received in the mail by the CEDING COMPANY or if the mail is not used, the day it is delivered to the CEDING COMPANY. If all premiums in default are received within the ( ) day time period, the Agreement will remain in effect.

G.	Payments between the CEDING COMPANY and the REINSURER may be paid net of any amount due and unpaid under all reinsurance agreements between both parties.

ARTICLE V

DAC TAX REGULATIONS

The CEDING COMPANY and the REINSURER hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for the 1992 taxable year for all amounts of consideration arising after November 14, 1991 and for all subsequent taxable years for which this Agreement remains in effect.

1.	The term “party” will refer to either the CEDING COMPANY or the REINSURER as appropriate.

2.	The terms used in this Article are defined by reference to Treasury Regulation Section 1.848-2 in effect as of December 29, 1992. The term “net consideration” will refer to either net consideration as defined in Treasury Regulation Section 1.848-2(f) or “gross premium and other consideration” as defined in Treasury Regulation Section 1.848-3(b) as appropriate.

3.	The party with the net positive consideration for this Agreement for each taxable year will capitalize specified certificate acquisition expenses with respect to this Agreement without regard to the general deductions limitation of IRC Section 848(c)(1).

4.	The CEDING COMPANY and the REINSURER agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The CEDING COMPANY and the REINSURER also agree to exchange information which may be otherwise required by the IRS.

5.	The CEDING COMPANY will submit a schedule to the REINSURER by of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the CEDING COMPANY stating that the CEDING COMPANY will report such net consideration in its tax return for the preceding calendar year.

6.	The REINSURER may contest such calculation by providing an alternative calculation to the CEDING COMPANY in writing within days of the REINSURER’S receipt of the CEDING COMPANY’S calculation. If the REINSURER does not so notify the CEDING COMPANY, the REINSURER will report the net consideration as determined by the CEDING COMPANY in the REINSURER’S tax return for the previous calendar year.

7.	If the REINSURER contests the CEDING COMPANY’S calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within ( ) days of the date the REINSURER submits its alternative calculation. If the CEDING

COMPANY and the REINSURER reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year. If the parties do not reach agreement on an amount of net consideration, and the difference between the parties’ net consideration is less than $     the net consideration calculation shall defer to the self-administrating CEDING COMPANY.

ARTICLE VI

ERRORS AND OMISSIONS

It is expressly understood and agreed that if failure to comply with any terms of this Agreement is hereby shown to be unintentional or the result of misunderstanding, error or oversight on the part of either the CEDING COMPANY or the REINSURER, both the CEDING COMPANY and the REINSURER shall be restored to the position they would have occupied had no such misunderstanding, error or oversight occurred, subject always to the correction of the misunderstanding, error or oversight.

It is expressly understood and agreed this Article shall apply to both automatic cessions under the provisions of Article I and the facultative cessions under the provisions of Article II.

ARTICLE VII

EXPENSE OF ORIGINAL CERTIFICATE

The CEDING COMPANY will bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the original certificate.

ARTICLE VIII

CHANGES IN RETENTION AND PARTICIPATION PERCENTAGE

A.	If, at any time, the CEDING COMPANY changes its established retention limits for this business, as shown in Exhibit A, written notice of the change will promptly be given to the REINSURER.

B.	The CEDING COMPANY may apply the new limits of retention to existing reinsurance and change the Participation Percentage on reinsurance in force in accordance with the following rules:

1.	The CEDING COMPANY’S new Participation Percentage will be equal to (a) times (b) divided by (c) where:

(a) is original CEDING COMPANY’S Participation Percentage

(b) is new retention limit

(c) is original retention limit

The REINSURER’S new Participation Percentage will be equal to:

1—new CEDING COMPANY’S Participation Percentage

2.	The CEDING COMPANY will notify the REINSURER of its intent to change the Participation Percentage at least ( ) days prior to any change in such Percentage.

3.	No change in Participation Percentage will be made unless reinsurance under this agreement has been in force ( ) years.

4.	The change in Participation Percentage will become effective on the certificate anniversary date following notification of the company’s intent to change such Percentage.

5.	The new Participation Percentage must apply to all business reinsured under this Agreement.

6.	If there is reinsurance in other companies on risks eligible for recapture, the necessary reduction is to be applied to each company in proportion to the total outstanding reinsurance.

ARTICLE IX

TERMINATIONS & REDUCTIONS

With respect to this Agreement, in the case of terminations or reductions, the Participation Percentage will apply to the reduced amount.

ARTICLE X

REINSTATEMENT, EXCHANGES, EXTENDED TERM

AND REDUCED PAID-UP INSURANCE

A.	REINSTATEMENT

Any certificate originally reinsured in accordance with the terms and conditions of this Agreement by the CEDING COMPANY may be automatically reinstated with the REINSURER as long as the certificate is reinstated in accordance with the terms and rules of the CEDING COMPANY. Any certificate originally reinsured with the REINSURER on a facultative basis which has been in a lapsed status (effective on the lapse effective date) for more than      (    ) days must be submitted with underwriting requirements and approved by the REINSURER before reinsurance is reinstated. The CEDING COMPANY will pay the REINSURER YRT premiums based on the effective date of the reinstatement of reinsurance.

B.	EXCHANGES

Exchanges will be reinsured under this Agreement if the original certificate was reinsured with the REINSURER. An exchange is a new certificate replacing a certificate issued earlier by the CEDING COMPANY or a change in an existing certificate that is issued or made either:

1.	Under the terms of the original certificate, or

2.	Without the same new underwriting information the CEDING COMPANY would obtain in the absence of the original certificate, or

3.	Without a suicide exclusion period, or contestable period of equal duration, to those contained in new issues by the CEDING COMPANY, or

4.	Without the payment of the same allowances in the first year, that the CEDING COMPANY would have paid in the absence of the original certificate.

If a certificate change does not meet the above criteria, the original certificate will be considered terminated and the new certificate considered new business under this Agreement.

An exchange can occur into either (1) a plan covered under this Agreement or (2) a plan not covered under this Agreement. The amount of reinsurance under this Agreement will not exceed the amount of the reinsurance on the original certificate with the REINSURER immediately prior to the exchange, unless mutually agreed upon. Premiums will be determined as follows:

For business exchanged as described in (1) above, such business shall be reinsured at the rates and Rate Adjustment Mechanism for the new plan described in Exhibit C of this Agreement.

For business exchanged as described in (2) above, such business shall be reinsured at the rates in Rate Table C-1, multiplied by     , times the following pay percentages:

Risk Class	All Years
Unisex Nonsmoker	—%
Unisex Smoker	—%
Unisex Unismoker	—%

C.	EXTENDED TERM AND REDUCED PAID-UP INSURANCE

Changes as a result of extended term or reduced paid-up insurance will be handled like reductions.

ARTICLE XI

LIABILITY

A.	This is an Agreement solely between the REINSURER and the CEDING COMPANY. In no instance will anyone other than the REINSURER or the CEDING COMPANY have any rights under this agreement, and the CEDING COMPANY will be and remain solely liable to any insured, certificate owner, or beneficiary under any certificate reinsured hereunder.

B.	For New Business, the liability for all automatic reinsurance accepted by the REINSURER under this Agreement will commence simultaneously with that of the CEDING COMPANY.

C.	The REINSURER will not be liable for proceeds paid under the CEDING COMPANY’S conditional receipt or temporary insurance agreement unless conditions for automatic coverage under Article I of this Agreement are met.

D.	Liability for all reinsurance submitted facultatively to the REINSURER will commence when all of the following conditions have been met:

1.	The REINSURER’S offer has been accepted and the CEDING COMPANY has properly documented its records to reflect this acceptance, and

2.	The certificate has been delivered and paid for in accordance with the CEDING COMPANY’S procedures, and

3.	No more than ( ) days have elapsed from the date of the REINSURER’S final offer to the certificate issue date, unless the REINSURER explicitly states in writing that the final offer is extended for some further period of time, or if a misunderstanding, error or oversight occurs as indicated in Article VI.

E.	The liability of the REINSURER for all reinsurance under this Agreement will cease simultaneously with the liability of the CEDING COMPANY and will not exceed the CEDING COMPANY’S contractual liability under the terms of its certificates.

ARTICLE XII

CLAIMS

A.	Prompt notice of a claim must be given to the REINSURER. In every case of loss, copies of the proofs obtained by the CEDING COMPANY will be taken by the REINSURER as sufficient. Copies thereof, together with proof of the amount paid on such claim by the CEDING COMPANY will be furnished to the REINSURER when requesting its share of the claim. The REINSURER shall pay its share of all payable claims, however, if the amount reinsured with the REINSURER is more than the amount retained by the CEDING COMPANY, and the claim is contestable, all papers in connection with such claim, including all underwriting and investigation papers, must be submitted to the REINSURER for its recommendation in a timely manner. However, the claim settlement for contractual liability made by the CEDING COMPANY is binding on the REINSURER. The CEDING COMPANY’S claim settlements will be administered in good faith, according to the standard procedures applied to all claims, whether reinsured or not.

B.

The CEDING COMPANY will notify the REINSURER of its intention to contest or deny, settle, compromise, or litigate a claim. Unless it declines to be a party to such action, the REINSURER will pay its share of any settlement, including interest, up to the maximum that would have been payable under the specific certificate had there been no controversy plus its share of specific expenses, including legal fees, except as specified below.

If the REINSURER declines to be a party to the contest, compromise, or litigation of a claim, it will pay its full share of the amount reinsured, including interest, as if there had been no contest, compromise, or litigation, and its proportionate share of covered expenses, including legal fees, incurred to the date it notifies the CEDING COMPANY it declines to be a party.

In no event will the following categories of expenses or liabilities be reimbursed:

1.	Routine in-house investigative or administrative expenses, except for outside investigation expenses related to contestable claims;

2.	Salaries of employees or other internal expenses of the CEDING COMPANY or the original issuing company.

3.	Extra contractual damages, including punitive and exemplary damages;

4.	Expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to certificate proceeds or benefits.

C.	If the amount of insurance changes because of a misstatement of rate classification, the REINSURER’S share of reinsurance liability will change proportionately.

ARTICLE XIII

ARBITRATION

A.	It is the intention of the REINSURER and the CEDING COMPANY that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. If the REINSURER or the CEDING COMPANY cannot mutually resolve a dispute which arises out of or relates to this Agreement, however, the dispute will be decided through arbitration. The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law; there will be no appeal from their decision.

B.	To initiate arbitration, either the CEDING COMPANY or the REINSURER will notify the other party by Certified Mail of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within thirty (30) days of its receipt.

C.	There will be three arbitrators who will be current or former officers of life insurance companies other than the contracting companies. Each of the contracting companies will appoint one of the arbitrators and these two arbitrators will select the third. If either party refuses or neglects to appoint an arbitrator within sixty days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within sixty days of their appointment, each of the arbitrators will nominate three individuals. Each arbitrator will then decline two of the nominations presented by the other arbitrator. The third arbitrator will then be chosen from the remaining two nominations by drawing lots.

D.	It is agreed that each of the three arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in Section A of this Article. Therefore, at no time will either the CEDING COMPANY or the REINSURER contact or otherwise communicate with any person who is to be or has been designated as a candidate to serve as an arbitrator concerning the dispute, except upon the basis of jointly drafted communications provided by both the CEDING COMPANY and the REINSURER to inform the arbitrators of the nature and facts of the dispute. Likewise, any written or oral arguments provided to the arbitrators concerning the dispute will be coordinated with the other party and will be provided simultaneously to the other party or will take place in the presence of the other party. Further, at no time will any arbitrator be informed that the arbitrator has been named or chosen by one party or the other.

E.	The arbitration hearing will be held on the date fixed by the arbitrators. In no event will this date be later than ( ) months after the appointment of the third arbitrator. As soon as possible, the

arbitrators will establish prearbitration procedures as warranted by the facts and issues of the particular case. At least      (    ) days prior to the arbitration hearing, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. The party initiating the arbitration will have the burden of proving its case by a preponderance of the evidence. Each party may examine any witnesses who testify at the arbitration hearing.

F.	The cost of arbitration will be borne by the losing party unless the arbitrators decide otherwise.

ARTICLE XIV

INSOLVENCY

A.	In the event of the insolvency of the CEDING COMPANY, all reinsurance will be payable immediately upon demand directly to the liquidator, receiver, or statutory successor of the CEDING COMPANY without diminution because of the insolvency of the CEDING COMPANY.

B.	In the event of insolvency of the CEDING COMPANY, the liquidator, receiver or statutory successor will immediately give written notice to the REINSURER of all pending claims against the CEDING COMPANY on any certificates reinsured. While a claim is pending, the REINSURER may investigate and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses which it may deem available to the CEDING COMPANY or its liquidator, receiver or statutory successor. The expense incurred by the REINSURER will be chargeable, subject to court approval, against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURER. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of the reinsurance agreement as though such expense had been incurred by the CEDING COMPANY.

C.	Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either the REINSURER or the CEDING COMPANY with respect to this Agreement or with respect to any other claim of one party against the other are deemed mutual debts or credits, as the case may be, and will be offset, and only the balance will be allowed or paid.

D.	In the event of the insolvency of the REINSURER and the appointment of receivers therefor, the liability of the REINSURER shall not terminate but shall continue with respect to the reinsurance ceded to the REINSURER by the CEDING COMPANY prior to the date of such insolvency or appointment, and the CEDING COMPANY shall have a security interest in any and all sums held by or under deposit in the name of the REINSURER.

ARTICLE XV

RIGHT TO INSPECT

The REINSURER may at all reasonable times inspect the CEDING COMPANY’S original papers, records, books, files, etc., relating to the business reinsured under this Agreement.

ARTICLE XVI

DURATION OF AGREEMENT

A.	This Agreement may be terminated as to new reinsurance at any time by either party giving ( ) days written notice of termination. The day the notice is mailed to the other party’s Home Office, or, if the mail is not used, the day it is delivered to the other party’s Home Office or to an Officer of the other party will be the first day of the ( ) day period.

B.	During the ( ) day period, this Agreement will continue to operate in accordance with its terms.

C.	The REINSURER and the CEDING COMPANY will remain liable after termination, in accordance with the terms and conditions of this Agreement, with respect to all reinsurance effective prior to termination of this Agreement.

ARTICLE XVII

BACKDATING CERTIFICATES

The certificates that are eligible for reinsurance under this Agreement may be backdated to save age no more than      months prior to the effective date of this Agreement.

ARTICLE XVIII

EXECUTION OF AGREEMENT

IN WITNESS OF THE ABOVE,

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

of

Springfield, Massachusetts

and

REINSURER

have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of                     .

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:

Title:

Date:

REINSURER

By:

Title:

Date: